AMY B. MANSUE AND JAMES F. COSGROVE NAMED TO
MIDDLESEX WATER BOARD OF DIRECTORS

ISELIN, NJ  (August 26, 2010)  -  Middlesex Water Company (NASDAQ:MSEX) has named Amy B. Mansue and James F. Cosgrove, Jr., P.E. to its Board of Directors, effective September 28, 2010.

Mansue currently serves as President and CEO of Children’s Specialized Hospital. Since 2003, she has been responsible for the operations and management of the largest pediatric rehabilitation hospital in the country providing medical, developmental and rehabilitation services for nearly 17,500 children annually.  Previously she served as Staff for Governor Jim Florio and Governor James McGreevey including as Deputy Commissioner of Human Services, area vice president for Cablevision and President and CEO of HIP of New Jersey.  Mansue serves on the boards of the New Jersey Chamber of Commerce, DEVCO New Brunswick Development Corp. and the National Association of Children’s Hospitals and Related Institutions.

Cosgrove, a professional engineer licensed in the state of New Jersey, is a Principal in Omni Environmental LLC, which provides state of the art environmental consulting services to clients in the public and private sectors. Previously, he served as President of TRC Omni Environmental Corporation.  His expertise includes water quality monitoring, watershed and wastewater management planning and environmental impact assessment. Cosgrove serves on the Board of Directors of the Association of Environmental Authorities. Other professional affiliations include the American Society of Civil Engineers, the American Water Resources Association, the National Society of Professional Engineers and the Water Environment Federation, among others.

“We are excited to welcome Amy and Jim to the Board. They bring diverse and comprehensive backgrounds as leaders in their respective fields,” said Middlesex Water Chairman, President and CEO Dennis W. Doll.  “Amy brings to Middlesex a proven track record of business accomplishments in the public, private and non-profit sectors and Jim offers over two decades of professional expertise in environmental engineering and science.  Their collective knowledge and experience will be a valuable asset to the leadership at Middlesex,” added Doll.

In connection with these changes, Annette Catino, President and CEO of QualCare Alliance Networks, Inc. will be resigning from the Middlesex Board of Directors before the end of 2010. As a leader in the healthcare industry, Ms. Catino is anticipating and preparing for the numerous challenges and opportunities that recently-enacted federal healthcare legislation will mean for her business. “We are extremely grateful for the contributions Annette has made since joining the Middlesex Board in 2003,” said Doll. “Her broad-based business background and leadership skills have demonstrated her value to her industry,  to the State of New Jersey and certainly, to Middlesex Water Company. We wish Annette well as she takes on these exciting new challenges,” added Doll.

About Middlesex Water Company

             Middlesex Water Company is a provider of water, wastewater and related services, primarily in New Jersey and Delaware. Organized in 1897, the Company provides regulated and unregulated water and wastewater utility services through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

Contact:
Bernadette Sohler
Vice President -- Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey 08830
www.middlesexwater.com
(732) 638-7549